Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights for the Acquiring Fund” and “Representations and Warranties” in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our report, dated February 24, 2009, of Hartford LargeCap Growth HLS Fund and Hartford Growth Opportunities HLS Fund included in the Annual Report to Shareholders for the year ended December 31, 2008, in this Registration Statement for the Hartford HLS Series Fund II, Inc. on Form N-14.

We also consent to:

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the references to our firm under the captions “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information dated May 1, 2009, for the Hartford HLS Series Fund II, Inc.; and

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inclusion of our reports related to the Hartford Large Cap Growth HLS Fund and Hartford Growth Opportunities HLS Fund in the December 31, 2008, Annual Report to Shareholders of the Hartford HLS Series Fund II, Inc.

Both of which (Statement of Additional Information dated May 1, 2009 and December 31, 2008 Annual Report to Shareholders) are incorporated by reference in this Registration Statement for the Hartford HLS Series Fund II, Inc. on Form N-14.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

June 12, 2009